Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@cardionet.com

BioTelemetry, Inc. Reports Third Quarter 2013 Financial Results

Signs exclusive agreement to service Kaiser Permanente

Conshohocken, PA — (GLOBE NEWSWIRE) — November 5, 2013 — BioTelemetry, Inc. (NASDAQ:BEAT), the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the third quarter ended September 30, 2013.

Operational Highlights

•                  18% revenue growth as compared to the third quarter of 2012

•                  Achieved profitability on an adjusted basis for the second consecutive quarter

•                  Generated positive adjusted EBITDA of $3.6 million, the highest quarterly EBITDA in four years

•                  Reduced consolidated DSO to 51 days, a 10 day improvement compared to year end 2012

•                  $21.0 million in cash and no debt as of September 30, 2013

•                  Signed exclusive agreement to service Kaiser Permanente covering 6 million lives

•                  Received FDA clearance of  CardioKey, a low cost 14 day Holter

•                  Finalized the holding company structure as BioTelemetry, Inc., effective August 1, 2013

President and CEO Commentary

Joseph Capper, President and Chief Executive Officer of BioTelemetry, commented: “We are extremely pleased that our first quarter as BioTelemetry, Inc. was a successful one. We posted an 18% increase in revenue to $32 million which produced $3.6 million of adjusted EBITDA, up $3.3 million over the third quarter of 2012.  These results were largely due to strong volume growth in our patient services segment as a result of the United Healthcare agreement as well as our newly launched MCOTos 2:1 and wireless event products.  Also contributing was increased revenue from our research services segment driven by the acquisition of Cardiocore which was acquired a year ago on August 31, 2012.

“I am also pleased to announce two significant achievements for the company.  The first is an exclusive three year agreement with KPS Select, Inc., to provide ambulatory remote monitoring services to the Kaiser Foundation Hospitals and Permanente Medical groups’ six million members. The second is the FDA clearance of CardioKey, a new low cost 14-day Holter we plan to launch in the near future in a patch format. We expect this system to substantially reduce the time and cost of processing a long term Holter.

“The quarter was filled with many accomplishments as we established our new corporate structure, increased our patient services volume, posted solid financials, signed a contract to service Kaiser Permanente, received FDA approval of CardioKey and improved our balance sheet.  The business clearly has excellent momentum and we expect to continue to fuel growth through the disciplined execution of our strategic plan.”

Third Quarter Financial Results

Revenue for the third quarter 2013 was $31.9 million, an increase of 17.9% compared to $27.0 million in the third quarter 2012.  Revenue increased $4.9 million primarily due to an increase in research services of $3.8 million with the acquisition of Cardiocore in August 2012.  Additionally, patient services revenue increased $1.0 million mainly due to an increase in overall patient volume.  For the three months ended September 30, 2013, patient revenue was comprised of 47% Medicare and 53% commercial.

Gross profit for the third quarter 2013 increased to $19.2 million, or 60.3% of revenue, compared to $16.4 million, or 60.6% of revenue, in the third quarter of 2012.  Gross profit for the third quarter 2013 on an adjusted basis was $19.4 million, or 61.0% of revenue, excluding $0.2 million related to restructuring and other nonrecurring charges.  This compares to gross profit for the third quarter 2012 on an adjusted basis of $16.6 million, or 61.5% of revenue, excluding $0.2 million related to restructuring and other nonrecurring charges.  The decrease in the gross profit percentage was related to the growth in the lower margin research services segment.

On a GAAP basis, operating expenses for the third quarter 2013 were $22.1 million, an increase of 13.0% compared to $19.5 million in the third quarter 2012.  On an adjusted basis, operating expenses for the third quarter were $19.0 million, a 2.3% increase compared to $18.6 million for the prior year quarter, excluding $3.1 million in the third quarter 2013 and $0.9 million in the third quarter 2012 related to restructuring and other nonrecurring charges.  The increase in operating expense was driven by the addition of the Cardiocore operations as well as an increase in development costs for our next generation device and was partially offset by a reduction in bad debt expense.

On a GAAP basis, net loss for the third quarter 2013 was $3.0 million, or a loss of $0.12 per diluted share, compared to a net loss of $3.1 million, or a loss of $0.12 per diluted share, for the third quarter 2012.  Excluding expenses related to restructuring and other nonrecurring charges, adjusted net income for the third quarter 2013 was $0.3 million, or a positive $0.01 per diluted share.  This compares to an adjusted net loss of $1.9 million, or a loss of $0.08 per diluted share, for the third quarter 2012, which excludes the impact of restructuring and other nonrecurring charges.

Liquidity

As of September 30, 2013, total cash was $21.0 million, an increase of $1.7 million compared to the second quarter 2013 and $2.7 million compared to year end 2012.  The significant cash uses during the third quarter 2013 included $1.4 million for capital expenditures, primarily medical devices and software development.  Positive operating cash flow of $2.9 million helped to offset these expenditures.  In addition, consolidated DSO decreased to 51 days, representing a two day decrease compared to the second quarter 2013 and a ten day decrease compared to year end 2012.

Conference Call

BioTelemetry, Inc. will host an earnings conference call on Tuesday, November 5, 2013, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.biotelinc.com.  The call will be archived on our website for two weeks.

About BioTelemetry

BioTelemetry, Inc., formerly known as CardioNet, Inc., is the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care.  The Company currently provides cardiac monitoring services, original equipment manufacturing with a primary focus on cardiac monitoring devices and centralized cardiac core laboratory services.  More information can be found at www.biotelinc.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our expectations regarding the effect of the creation of a new holding company structure and the effect, including on our growth prospects, of the new holding company structure, the prospects for our products and our confidence in the Company’s future, as well as our expectations regarding the effect the United contract will have on the company’s operating results.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things, effects of changes in health care legislation, effectiveness of our cost savings initiatives, relationships with our government and commercial payors, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services, patent protection, adverse regulatory action, and litigation success, our ability to successfully create a new holding company structure and to anticipate the benefits of such structure.  For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	September 30, 2013	September 30, 2012

Revenue	$31,874	$27,040
Cost of revenue	12,640	10,642
Gross profit	19,234	16,398
Gross profit %	60.3%	60.6%

Operating expenses:
General and administrative expense	8,959	7,969
Sales and marketing expense	6,708	6,476
Bad debt expense	1,427	3,195
Research and development expense	1,898	1,143
Integration, restructuring and other charges	3,077	741
Total operating expenses	22,069	19,524

Loss from operations	(2,835)	(3,126)
Interest and other (expense), net	(97)	5

Loss before income taxes	(2,932)	(3,121)
Benefit (provision) for income taxes	(24)	—
Net loss	$(2,956)	$(3,121)

Loss per Share:
Basic	$(0.12)	$(0.12)
Diluted	$(0.12)	$(0.12)

Weighted Average Shares Outstanding:
Basic	25,616	24,995
Diluted	25,616	24,995

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Nine Months Ended
	(unaudited)
	September 30, 2013	September 30, 2012

Revenue	$96,396	$81,535
Cost of revenue	38,121	32,801
Gross profit	58,275	48,734
Gross profit %	60.5%	59.8%

Operating expenses:
General and administrative expense	27,564	24,276
Sales and marketing expense	19,737	18,655
Bad debt expense	5,861	9,066
Research and development expense	5,400	3,368
Integration, restructuring and other charges	6,820	1,744
Total operating expenses	65,382	57,109

Loss from operations	(7,107)	(8,375)
Interest and other (expense), net	(211)	91

Loss before income taxes	(7,318)	(8,284)
Benefit (provision) for income taxes	(24)	431
Net loss	$(7,342)	$(7,853)

Loss per Share:
Basic	$(0.29)	$(0.32)
Diluted	$(0.29)	$(0.32)

Weighted Average Shares Outstanding:
Basic	25,450	24,840
Diluted	25,450	24,840

Summary Financial Data

(In Thousands)

	September 30, 2013	December 31, 2012
	(unaudited)	(unaudited)

Cash and investments	$21,020	$18,298
Patient accounts receivable, net	11,894	13,792
Other accounts receivable, net	6,312	6,515
Days sales outstanding	51	61
Working capital	24,819	24,932
Total assets	88,680	90,010
Total debt	—	—
Total shareholders’ equity	65,745	69,998

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	September 30, 2013	September 30, 2012
Operating loss — GAAP	$(2,835)	$(3,126)
Nonrecurring charges (a)	3,295	1,190
Adjusted operating income (loss)	$460	$(1,936)

Net loss — GAAP	$(2,956)	$(3,121)
Nonrecurring charges (net of income tax benefit of $0 and $0, respectively) (a)	3,295	1,190
Adjusted net income (loss)	$339	$(1,931)

Loss per diluted share — GAAP	$(0.12)	$(0.12)
Nonrecurring charges per share (a)	0.13	0.04
Adjusted earnings (loss) per diluted share (b)	$0.01	$(0.08)

(a)         In the third quarter of 2013, the Company incurred $3.1 million related to restructuring and other nonrecurring charges primarily due to legal fees related to litigation, employee related costs for restructuring and integration and asset impairment charges, as well as $0.2 million for other nonrecurring charges.   In the third quarter of 2012, the Company incurred $0.7 million related to integration, restructuring and other charges, $0.3 million of other nonrecurring expenses primarily related to the San Francisco monitoring center and $0.1 million for the forfeiture and acceleration of certain options.

(b)         Due to the Company reporting positive adjusted net income for the third quarter, the Company used the weighted average diluted shares outstanding as of the end of the third quarter in the earnings per share calculation.  The diluted share count used was 27.6 million.

	Three Months Ended
	(unaudited)
	September 30, 2013	September 30, 2012

Cash provided (used) by operating activities	$2,882	$7,478
Capital expenditures	(1,438)	(1,608)
Free cash flow	$1,444	$5,870

	Three Months Ended
	(unaudited)
	September 30, 2013	September 30, 2012

Operating loss — GAAP	$(2,835)	$(3,126)
Nonrecurring charges	3,295	1,190
Depreciation and amortization expense	3,169	2,210
Adjusted EBITDA	$3,629	$274

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Nine Months Ended
	(unaudited)
	September 30, 2013	September 30, 2012
Operating loss — GAAP	$(7,107)	$(8,375)
Nonrecurring charges (a)	7,530	3,607
Adjusted operating income (loss)	$423	$(4,768)

Net loss — GAAP	$(7,342)	$(7,853)
Nonrecurring charges (net of income tax benefit of $0 and $431, respectively) (a)	7,530	3,176
Adjusted net income (loss)	$188	$(4,677)

Loss per diluted share — GAAP	$(0.29)	$(0.32)
Nonrecurring charges per share (a)	0.30	0.13
Adjusted income (loss) per diluted share (b)	$0.01	$(0.19)

(a)         In the first nine months of 2013, the Company incurred $6.8 million related to restructuring and other nonrecurring charges primarily due to legal fees related to litigation, employee related costs for restructuring and integration, and asset impairment charges, and $0.7 million for other nonrecurring charges and the forfeiture and acceleration of certain options.  In the first nine months of 2012, the Company incurred $1.7 million related to integration, restructuring and other charges, $1.4 million of other nonrecurring charges primarily related to San Francisco monitoring center and legal fees related to litigation, and $0.5 million for the forfeiture and acceleration of certain options.

(b)         Due to the Company reporting positive adjusted net income for the nine months ended September 30, 2013, the Company used the weighted average diluted shares outstanding as of the end of the nine months in the earnings per share calculation.  The diluted share count used was 26.5 million.

	Nine Months Ended
	(unaudited)
	September 30, 2013	September 30, 2012

Cash provided (used) by operating activities	$7,044	$3,614
Capital expenditures	(4,863)	(4,357)
Free cash flow	$2,181	$(743)

	Nine Months Ended
	(unaudited)
	September 30, 2013	September 30, 2012

Operating loss — GAAP	$(7,107)	$(8,375)
Nonrecurring charges	7,530	3,607
Depreciation and amortization expense	8,913	6,341
Adjusted EBITDA	$9,336	$1,573